EXHIBIT 4.1


                                                 Frank A. Ciccotto, Jr.
                                                 55 Water Street, 45th Floor
New York, NY  10041                              Managing Director
Tel. 212-438-4417                                E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                                STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies


                                  May 22, 2008


Van Kampen Funds Inc.
522 Fifth  Avenue
New York, New York  10036

The Bank of New York
Unit Investment Trust Dept.
2 Hanson Place, 12th Floor
Brooklyn, New York 11217


                Re: Van Kampen Unit Trusts, Municipal Series 694

                   Investment Grade Municipal Trust, Series 76


Gentlemen:

   We have examined Registration Statement File No. 333-150411 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                              Sincerely,

                                                              Frank A Ciccotto
                                                              Vice President